Exhibit 15



The Board of Directors
Duke Realty Investments, Inc.




Gentlemen:

RE:   Registration  Statements Nos. 33-61361, 33-64567,  33-64659,
33-55727, 333-04695, 333-24289, 333-26833, and 333-26845

With   respect  to  the  subject  registration  statements,   we
acknowledge our awareness of the use therein of our report dated
May   5,  1997  related  to  our  review  of  interim
financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




KPMG Peat Marwick LLP
Indianapolis, Indiana
May 12, 1997